Exhibit 19.1
Dropbox, Inc.
Insider Trading Policy
What is the purpose of this Policy?
Dropbox has adopted this Insider Trading Policy to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the company minimize its legal and reputational risk. It is your responsibility to understand and follow this policy
Insider trading is illegal and violates this policy. In addition to your own personal liability for insider trading, Dropbox, plus its directors, officers, and other supervisors, could face liability. Furthermore, even the appearance of insider trading can cause serious and lasting damage to Dropbox’s and your own, personal reputation, and could also lead to government investigations or lawsuits that would be time-consuming and expensive. If insider trading is found to have occurred, you could face criminal and civil penalties which may include monetary fines and damages, imprisonment, and restrictions on future service as an officer or director of a public company.  If you have any questions, please contact trading@ for advice.
To whom does this Policy apply?
This Policy applies to all Dropbox employees, officers, directors, contractors, advisors and consultants.   This Policy also covers family members and non-family members who live in your household or are economically dependent on you and any entity whose transactions in securities you influence, direct or control. This Policy continues to apply even after you leave Dropbox for so long as you still have material nonpublic information.
For purposes of this Policy, “we,” “us,” “our,” and “Dropbox” refers to Dropbox, Inc. and its subsidiaries.
Scope
This Policy covers compliance with federal and state securities laws and regulations while trading in Dropbox securities or the securities of a company with whom Dropbox has a business relationship.
When we refer to “trading”, we mean any transaction involving Dropbox securities or the securities of a company with whom Dropbox has a business relationship.  "Trades” covered under this Policy include purchases, sales, pledges, hedges, gifts, charitable contributions, loans, or any other direct or indirect transfers of securities. “Trades” also include any such transaction done on your behalf by money managers.
When we refer to “securities”, we mean common stock, options to purchase common stock, restricted stock units (RSUs) and any other Dropbox securities such as debt securities (debentures, bonds, or notes), preferred stock, and warrants, as well as derivative securities such as put and call options, short sales, swaps, caps, and collars.
Policy Statement
No Trading while in Possession of Material Nonpublic Information
It is always illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about Dropbox, you are prohibited from:

•transacting in Dropbox securities;
•using that information to transact in the securities of other companies (so-called “shadow trading”);
•disclosing that information to other Dropboxers whose jobs don’t require them to have the information;
•disclosing that information to anyone outside of Dropbox, including family, friends, business associates, investors, or consulting firms, without prior written authorization from the Chief Legal Officer or in accordance with the Dropbox External Communications Policy; or
•expressing an opinion or making a recommendation about trading in Dropbox securities.
In addition, material nonpublic information about another company that you learn through your job at Dropbox is subject to the same restrictions around disclosure and trading.  If you’re in possession of material nonpublic information about Dropbox’s suppliers, customers or competitors, you cannot (i) use that information to trade, directly or indirectly through others, or (ii) provide that information to another person in order to trade, in the securities of that other company. Any such action will be a violation of this Policy.
Non-Disclosure of Confidential Information
You may not at any time disclose material nonpublic information about Dropbox or another company to friends, family members, or any other person or entity that Dropbox has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any non-disclosure agreements we sign and our confidentiality policies. You also must limit your use of  such confidential information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about the securities of any company, including Dropbox, based on material nonpublic information. You also may not participate in any message boards, blogs, social media, or other online conversation platforms related to trading in Dropbox’s securities.
In the event that you receive an inquiry for information from someone outside of Dropbox, such as a stock analyst, you should refer the inquiry to our Investor Relations team (reach out to IR@). Responding to a request yourself violates this Policy and, in some cases, the law.
Definition of material nonpublic information
It can be challenging to define “material” information because the concept carries a certain amount of judgment. Generally, information is material if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities.  This applies to both positive and negative information.
Here are some examples of material information:
•financial results;
•projections of future earnings or losses;
•major customer wins or losses;
•major product announcements or delays;

•problems with major vendors;
•pending acquisitions, mergers, or capital raising activities;
•significant litigation or government investigations;
•changes in senior management or other significant personnel decisions;
•offerings of equity or debt securities;
•stock splits/dividends;
•stock repurchase programs; and
•data breaches or other significant cybersecurity incidents.
Information is “nonpublic” if it is not generally known or made available to the public. Even if information is widely known throughout Dropbox, it may still be nonpublic. Generally, for information to be considered public, it must be made generally available through media outlets or SEC filings.
Additionally, even after the release of information, a reasonable period of time must elapse to provide the public an opportunity to absorb and evaluate the information.  As a general rule, at least one full trading day should elapse after the information is released before it’s considered public.
As a rule of thumb, if you think something might be material nonpublic information, you should act as though it is. You can always reach out to trading@ for advice.
Trading restrictions
Subject to the exceptions set forth below, this Policy also restricts trading as follows:
Quarterly Blackout Periods
All directors, officers, employees, contractors, and consultants of Dropbox, and their affiliated entities, as well as persons living in their household or persons who live elsewhere but whose transactions in Dropbox stock are directed or influenced by a Dropboxer, are subject to quarterly blackout periods during which they are prohibited from trading in Dropbox securities, regardless of whether they actually possess material nonpublic information.  Any gifting or charitable contributions of Dropbox securities is also prohibited during blackout periods.
The prohibition against trading during the blackout period also means that brokers cannot fulfill “limit orders” on your behalf or on behalf of anyone noted in the paragraph above, and any broker with whom it is placed must be informed of this at the time such “limit order” is placed.  Dropbox strongly suggests closing out all limit orders prior to the beginning of the blackout period.
Quarterly blackout periods will start when the market closes on the 14th day of the third month of the fiscal quarter and will end when the market opens on the second full trading day following Dropbox’s earnings release.
Special Blackout Periods
Dropbox always retains the right to impose additional or longer trading blackout periods at any time.  You will be notified if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction (or make any gift or charitable contribution) of Dropbox securities until the special blackout period has ended unless a particular transaction is covered among the exceptions listed below.  You also may not disclose to anyone else that Dropbox has imposed a special blackout period.
Pre-Clearance of Trades
Dropbox directors, officers and other designated persons, as well as members of their immediate families and households, must obtain pre-clearance prior to trading Dropbox securities, even outside of blackout periods.  You will be notified if you are subject to these rules.
If you are a designated person looking to make a trade outside of Shareworks, you must submit a pre-clearance request to trading@ at least two trading days prior to your desired trade date, and include the following information:
•your name (or the name of the person requesting clearance);
•type of trade (purchase, sale, etc.);
•proposed trade date; and
•proposed number of shares to be traded.
Dropboxers seeking to sell shares through their Shareworks account must use the Shareworks platform to submit their request.
The person requesting pre-clearance will be asked to certify that they are not in possession of material nonpublic information about Dropbox. The Head of Corporate Legal or, if the Head of Corporate Legal is the requester, then Dropbox’s Chief Legal Officer, has the sole discretion to clear or deny any trade. All trades must be executed within two trading days of any pre-clearance approval.
Keep in mind, pre-clearance is not legal advice. It is still the responsibility of each person trading in Dropbox securities to determine whether or not they have material nonpublic information. That is true both when a pre-clearance request is submitted and at the time any trade is executed.
Even after obtaining pre-clearance, a person may not trade Dropbox securities if they become subject to a blackout period or become aware of material nonpublic information prior to the trade being executed.
Exceptions to Trading Restrictions
The only exceptions to the trading restrictions in this policy are:
•Receipt and vesting of stock options, RSUs, restricted stock or other equity compensation awards from Dropbox;
•Exercises of stock options where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;
•Purchases from an employee stock purchase plan, if adopted; however, this exception does not apply to subsequent sales of the shares;
•Net share withholding of equity awards where shares are withheld by Dropbox in order to satisfy tax withholding requirements;

•Sell to cover transactions, to the extent approved and implemented by Dropbox, where shares are withheld by Dropbox upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however this exception does not apply to any other market sale for the purposes of paying required withholding;
•Trades made pursuant to valid 10b5-1 trading plans approved by Dropbox (see below);
•Changes in form of ownership (for example, a transfer from your individual ownership to a trust for which you are the trustee); and
•Bona fide gifts or charitable contributions of Dropbox stock during non-blackout periods.
While these are exceptions to this policy’s prohibitions on trading in Dropbox securities, you and members of your household should still pre-clear any of these transactions with the trading@ team.
Limit orders; hedging and pledging transactions; margin accounts
Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period. Open orders may result in inadvertent violations of this policy when the execution of a trade occurs during a blackout period.
Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Dropbox securities. Short sales may signal to the market a general lack of confidence in Dropbox’s prospects, that potentially negative news about Dropbox is pending, or an expectation that the value of Dropbox’s securities will decline.
Derivative securities or hedging transactions – You may not trade in publicly traded options, such as puts and calls, and other derivative securities with respect to Dropbox’s securities (other than stock options, RSUs and other compensatory equity awards issued to you by Dropbox). This includes any hedging or similar transaction designed to decrease the risks associated with holding Dropbox’s common stock.
Hold Dropbox’s common stock in margin accounts – You may not hold Dropbox’s common stock in margin accounts, as this could result in your broker selling during a blackout period.
Using Dropbox securities as collateral for loans
If you are required to comply with the blackout periods or pre-clearance requirements under this policy, you may not pledge Dropbox securities as collateral for loans.
10b5-1 trading plans
Dropbox permits its directors, officers, and certain employees to adopt written 10b5-1 trading plans to mitigate the risk of trading on material nonpublic information.  You will be notified if you are eligible to participate in a plan. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established, modified, or terminated during a blackout period or when the individual is otherwise in possession of material nonpublic information.  We have implemented certain guidelines that are required for any 10b5-1 trading plan to be approved by Dropbox, and therefore, qualify for the exception to this policy.

Section 16 compliance
All Dropbox executive officers and directors are required to comply with Section 16 of the Securities and Exchange Act of 1934, and related rules and regulations. These rules set forth reporting obligations as well as limitations on “short swing” transactions, which are certain matching purchases and sales of Dropbox securities within a six-month period.
Dropbox is available to assist in filing Section 16 reports - but the obligation to comply with Section 16 is personal. If you have any questions, you should check with trading@.
One more thing….
The above prohibitions and procedures are meant to help Dropboxers and Dropbox comply with securities laws, but they are not a safe harbor. Regardless of any blackout period, preclearance. or 10b5-1 trading plan, it is still illegal to trade securities if you are aware of material nonpublic information.  The personal consequences to you for insider trading are serious (see below), and so it is incumbent upon you to use good judgment. You may, from time to time, have to forego a trade even if you had planned to trade before learning material nonpublic information and even if you believe you may suffer an economic loss or forego profit by waiting to trade.
Violations of this Policy
Dropbox directors, officers, and employees who violate this policy will be subject to disciplinary action by Dropbox, including ineligibility for future Dropbox equity or incentive programs or termination of employment. Dropbox has full discretion in determining if this policy has been violated.
There can also be serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided.  You may also be liable for improper securities trading by any person to whom you have disclosed material nonpublic information that you have learned through your position at Dropbox or made recommendations or expressed opinions about securities trading on the basis of such information.
Reporting violations or potential violations of this Policy
If you believe someone is violating this policy or otherwise using material nonpublic information that they learned through their position at Dropbox to trade securities, you should report it to trading@ or through Convercent. Convercent reports can be submitted anonymously.
Amendments
This Policy was last updated in December 2024. Subject to applicable law, Dropbox retains the right to modify it at any time with or without notice, although we will always strive to provide Dropboxers with reasonable notice of any material change.